EXHIBIT 23.1

Ralph E. Davis Associates, Inc.
1717 St. James Place
Suite 460
Houston, Texas 77056

December 24, 2008

ABC Funding, Inc.
4606 FM 1960 West, Suite 400
Houston, Texas 77069

Attn:                      Board of Directors

To Whom It May Concern:

The undersigned consents to the use of the name Ralph E. Davis Associates, Inc. and to the inclusion of our summary report, dated May 13, 2008, of the Estimated Reserves and Non Escalated Future Net Revenue Remaining as of April 1, 2008 of Voyager Gas Corporation (the “Reserve Report”) as an exhibit to the Schedule 14C Information Statement of ABC Funding, Inc. filed with the Securities and Exchange Commission on or about December 24, 2008.

Very truly yours,

RALPH E. DAVIS ASSOCIATES, INC.

    /s/  Allen C. Barron
  Allen C. Barron, P.E.
  President